UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 15, 2006

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On November 15, 2006, AMD Investments, Inc. (“AMDI”), an indirect wholly owned subsidiary of Advanced Micro Devices, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) by and among AMDI, Fujitsu Limited, a Japanese corporation, Spansion Inc., a Delaware Corporation (“Spansion Inc.”), and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (the “Representatives”), as representatives of the several underwriters party thereto. Pursuant to the Underwriting Agreement, AMDI will sell 21,000,000 shares of Spansion Inc. Class A common stock in an underwritten public offering (the “Offering”). A copy of the underwriting agreement is filed as Exhibit 1.1 hereto, the terms of which are incorporated herein by reference.

In connection with the Offering, the Company and AMDI have entered into a lock-up agreement (the “Lock-Up Agreement”) with the Representatives for a period of 90 days from November 15, 2006. Pursuant to the Lock-Up Agreement, the Company and AMDI will not, without the prior written consent of the Representatives, sell or otherwise dispose of any shares of Spansion Inc.’s common stock or any securities convertible into or exchangeable for Spansion Inc.’s common stock, other than the shares subject to the Offering.

ITEM 8.01	Other Events.

On November 21, 2006, AMDI consummated the Offering and received $278,210,625 in net proceeds (excluding expenses) from the Offering. The net proceeds will be used to prepay a portion of the amount outstanding plus accrued interest thereon under the Credit Agreement dated as of October 24, 2006, among the Company, Morgan Stanley Senior Funding, Inc., as administrative agent, and the other lenders party thereto.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of November 15, 2006, by and among AMD Investments, Inc., Fujitsu Limited, Spansion Inc. and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2006	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of November 15, 2006, by and among AMD Investments, Inc., Fujitsu Limited, Spansion Inc. and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters party thereto.